Exhibit 16.1






March 16, 2007


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We are currently principal accountants for Peapack-Gladstone Financial Corporation and, under the date of February 27, 2007, we reported on the consolidated financial statements of Peapack-Gladstone Financial Corporation and subsidiary as of and for the years ended December 31, 2006 and 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On November 10, 2006, we were notified that Peapack-Gladstone Financial Corporation engaged Crowe Chizek and Company LLC as its principal accountant for the year ending December 31, 2007, subject to the execution of a definitive engagement letter, and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Peapack-Gladstone Financial Corporation's consolidated financial statements as of and for the year ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, and the issuance of our reports thereon. On March 16, 2007, we completed our audit and the auditor-client relationship ceased. We have read Peapack-Gladstone Financial Corporation's statements included under Item 4.01 of its Form 8-K/A dated March 16, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with Peapack-Gladstone Financial Corporation's statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with any of Peapack-Gladstone Financial Corporation's statements concerning Crowe Chizek contained in the first, fourth, and last paragraphs of Item 4.01.

Very truly yours,

/s/ KPMG LLP